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                          AGREEMENT AND PLAN OF MERGER

                               dated May 31, 1999

                                      among

                             AMSOUTH BANCORPORATION,

                           FIRST AMERICAN CORPORATION

                                       and

                         ALPHA/FOXTROT ACQUISITION CORP.







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



                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I

   Definitions; Interpretations
   1.01  Certain Definitions.................................................2
   1.02  Interpretation......................................................8

ARTICLE II

   The Merger
   2.01  The Merger..........................................................9
   2.02  Closing.............................................................9
   2.03  Effective Time......................................................9
   2.04  Effects of the Merger..............................................10
   2.05  Certificate of Incorporation and By-laws...........................10
   2.06  Board of Directors.................................................10

ARTICLE III

   Consideration; Exchange Procedures
   3.01  Effect on Capital Stock............................................10
   3.02  Rights as Stockholders; Stock Transfers............................11
   3.03  Exchange Procedures................................................11
   3.04  Anti-Dilution Provisions...........................................12
   3.05  Stock Options......................................................12

ARTICLE IV

   Conduct of Business Pending Merger
   4.01  Forebearances......................................................13
   4.02  Coordination of Dividends..........................................15

ARTICLE V

   Representations and Warranties
   5.01  Disclosure Schedules...............................................16
   5.02  Standard...........................................................16
   5.03  Representations and Warranties.....................................16

ARTICLE VI

   Covenants
   6.01  Reasonable Best Efforts............................................27


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   6.02  Stockholder Approvals..............................................27
   6.03  Registration Statement and Joint Proxy Statement...................28
   6.04  Press Releases.....................................................29
   6.05  Access; Information................................................29
   6.06  Acquisition Proposals..............................................30
   6.07  Affiliate Agreements...............................................30
   6.08  Takeover Laws and Provisions.......................................31
   6.09  NYSE Listing.......................................................31
   6.10  Regulatory Applications............................................31
   6.11  Indemnification....................................................32
   6.12  Benefit Plans......................................................33
   6.13  Share Repurchase Programs..........................................34
   6.14  Notification of Certain Matters....................................34
   6.15  Rights Agreements..................................................34
   6.16  Foundation.........................................................34
   6.17  Exemption from Liability Under Section 16(b).......................34
   6.18  Amendment to AmSouth Certificate...................................35

ARTICLE VII

   Conditions to the Merger
   7.01  Conditions to Each Party's Obligation to Effect the Merger.........35
   7.02  Conditions to Obligation of First American.........................36
   7.03  Conditions to Obligation of AmSouth................................37

ARTICLE VIII

   Termination
   8.01  Termination........................................................37
   8.02  Effect of Termination and Abandonment..............................38

ARTICLE IX

   Miscellaneous
   9.01  Survival...........................................................38
   9.02  Waiver; Amendment..................................................39
   9.03  Counterparts.......................................................39
   9.04  GOVERNING LAW......................................................39
   9.05  Expenses...........................................................39
   9.06  Notices............................................................39
   9.07  Entire Understanding; No Third Party Beneficiaries.................40
   9.08  Severability.......................................................40
   9.09  Alternative Structure..............................................40


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   9.10  Enforcement of this Agreement......................................40



EXHIBIT A      Form of AmSouth Stock Option Agreement
EXHIBIT B      Form of First American Stock Option Agreement
EXHIBIT C      Form of AmSouth Affiliate Letter
EXHIBIT D      Form of First American Affiliate Letter





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      AGREEMENT AND PLAN OF MERGER, dated May 31, 1999 (this "Agreement"), among
AmSouth Bancorporation, a Delaware corporation ("AmSouth"), Alpha/Foxtrot Acquisition Corp., a Delaware Corporation and a newly formed wholly owned subsidiary of AmSouth ("Merger Sub"), and First American Corporation, a
Tennessee corporation ("First American").

                                   RECITALS

      A. The Proposed Transaction. This Agreement provides for a business combination to be effected through the merger of Merger Sub with and into First American (the "Merger"), with First American as the surviving corporation (the "Surviving Corporation"), whereby each outstanding share of common stock, par value $2.50 per share, of First American ("First American Common Stock"), other than certain excluded shares, will be converted into shares of common stock, par value $1.00 per share, of AmSouth ("AmSouth Common Stock").

      B. Board Approvals. The respective boards of directors of AmSouth, Merger Sub and First American, including a majority of the disinterested directors of First American, have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals, and have approved of the merger and believe that the Merger is in the best interests of their respective shareholders.

      C. Intended Tax Treatment. The parties intend the Merger to be treated as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

      D. Intended Accounting Treatment. The parties intend the Merger to be accounted for under the pooling-of-interests method.

      E. Stock Option Agreements. In connection with this Agreement and as an inducement to enter into this Agreement, on the date after the date of this Agreement, First American and AmSouth expect to enter into (1) a stock option agreement (the "First American Stock Option Agreement"), pursuant to which First American will grant AmSouth an option (the "First American Option") to purchase shares of First American Common Stock, upon the terms and subject to the conditions set forth therein and (2) a stock option agreement (the "AmSouth Stock Option Agreement" and, together with the First American Stock Option Agreement, the "Option Agreements"), pursuant to which AmSouth will grant First American an option (the "AmSouth Option") to purchase shares of AmSouth Common Stock, upon the terms and subject to the conditions set forth therein.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                    ARTICLE I

                          DEFINITIONS; INTERPRETATIONS

      1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

      "Acquisition Proposal", with respect to either AmSouth or First American, means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving AmSouth or First American, as the case may be, or any of their respective Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, AmSouth or First American, as the case may be, or any of their respective Significant Subsidiaries, other than the transactions contemplated by this Agreement.

      "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

      "AmSouth Affiliate" has the meaning set forth in Section 6.07(a).

      "AmSouth Benefit Plans" has the meaning set forth in Section 6.12.

      "AmSouth Board" means the Board of Directors of AmSouth.

      "AmSouth By-Laws" means the By-laws of AmSouth, as amended.

      "AmSouth Certificate" means the Restated Certificate of Incorporation of AmSouth.

      "AmSouth Common Stock" has the meaning set forth in the Recitals.

      "AmSouth Meeting" has the meaning set forth in Section 6.02.

      "AmSouth Option" has the meaning set forth in the Recitals.

      "AmSouth Preferred Stock" means the Series A Preferred Stock of AmSouth issuable under the AmSouth Rights Agreement.

      "AmSouth Rights" means the rights to purchase shares of AmSouth Preferred Stock issued pursuant to the AmSouth Rights Agreement.

      "AmSouth Rights Agreement" means the Stockholder Protection Rights Agreement, dated as of December 18, 1997, as amended, between AmSouth and Bank of New York (as successor to AmSouth Bank), as Rights Agent.


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      "AmSouth Stock" means the AmSouth Common Stock and the AmSouth
   Preferred Stock.

      "AmSouth Stock Option" has the meaning set forth in Section 3.05.

      "AmSouth Stock Option Agreement" has the meaning set forth in the Recitals.

      "AmSouth Stock Plans" means the 1989 Long Term Incentive Compensation Plan, the 1996 Long Term Incentive Compensation Plan, The Deferred Compensation Plan, The Amended and Restated Deferred Compensation Plan for Directors, The Director Restricted Stock Plan, The Stock Option Plan for Outside Directors, The Dividend Reinvestment and Common Stock Purchase Plan, The Employee Stock Purchase Plan, The FloridaBank Stock Option Plan, The FloridaBank Stock Option Plan-1993, and the AmSouth Rights Agreement.

      "AmSouth" has the meaning set forth in the preamble to this Agreement.

      "Articles of Merger" has the meaning set forth in Section 2.03.

      "Benefits Plans" has the meaning set forth in Section 5.03(n).

      "Certificate of Merger" has the meaning set forth in Section 2.03.

      "Closing" has the meaning set forth in Section 2.02.

      "Closing Date" has the meaning set forth in Section 2.02.

      "Code" has the meaning set forth in the Recitals.

      "Constituent Documents" means the certificate or articles of incorporation and by-laws of a corporation or banking organization, the certificate of limited partnership and partnership agreement of a limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

      "Costs" has the meaning set forth in Section 6.11(a).

      "Delaware Secretary" means the Secretary of the State of Delaware.

      "DGCL" means the Delaware General Corporation Law.

      "Disclosure Schedule" has the meaning set forth in Section 5.01.

      "Effective Date" means the date on which the Effective Time occurs.

      "Effective Time" has the meaning set forth in Section 2.03.


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      "Employees" has the meaning set forth in Section 5.03(n).

      "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (1) the protection or restoration of the environment, health, safety, or natural resources, (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (3) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" has the meaning set forth in Section 5.03(n).

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      "Exchange Agent" has the meaning set forth in Section 3.03(a).

      "Exchange Ratio" has the meaning set forth in Section 3.01(a).

      "First American" has the meaning set forth in the preamble to this Agreement.

      "First American Affiliate" has the meaning set forth in Section 6.07(a).

      "First American Benefit Plans" has the meaning set forth in Section 6.12.

      "First American Board" means the Board of Directors of First American.

      "First American By-Laws" means the Restated By-laws of First American, as amended.

      "First American Charter" means the Restated Charter of First American.

      "First American Common Stock" has the meaning set forth in the Recitals.

      "First American Insiders" means those officers and directors of First American subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

      "First American Meeting" has the meaning set forth in Section 6.02(a).


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      "First American Option" has the meaning set forth in the Recitals.

      "First American Preferred Stock" means the preferred stock, no par value, of First American.

      "First American Rights" has the meaning set forth in Section 5.03(b).

      "First American Rights Agreement" has the meaning set forth in Section 5.03(b).

      "First American Series A Preferred Stock" means the Junior Preferred Stock, Series A, issuable pursuant to the First American Rights Agreement.

      "First American Stock" means, collectively, the First American Common Stock and the First American Preferred Stock.

      "First American Stock Option" has the meaning set forth in Section 3.05.

      "First American Stock Option Agreement" has the meaning set forth in the Recitals.

      "First American Stock Plans" means the First American Bancorp 1987 Long Term Incentive Plan, the First American Corporation 1991 Employee Stock Incentive Plan, the First American Corporation 1993 Non-employee Director Stock Option Plan, the DG Corp. Stock-Based Long-Term Incentive Plan, the DG Corp. Stock-Based Long-Term Incentive Plan II, the PN Bancshares, Inc. 1994 Long-Term Incentive Plan, the Heritage Federal Bancshares, Inc. Employee Plan and the Broad-based Employee Stock Option Plan.

      "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

      "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

      "Hazardous Substance" means any substance in any concentration that is:
   (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

      "Indemnified Party" has the meaning set forth in Section 6.11(a).

      "Insurance Amount" has the meaning set forth in Section 6.11(b).



                                       -5-



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      "Insurance Policies" has the meaning set forth in Section 5.03(t).

      "Joint Proxy Statement" has the meaning set forth in Section 6.03(a).

      "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

      "Material Adverse Effect" means, with respect to AmSouth or First American, any effect that (a) is material and adverse to the financial condition, results of operations or business of AmSouth and its Subsidiaries, taken as a whole, or First American and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clause (1), (2) or (3), to the extent that a change does not materially affect it in a way that materially differs from other banking organizations) the impact of (1) changes in banking and other laws of general applicability or interpretations thereof by Governmental Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (3) changes in general economic conditions affecting banks and their holding companies generally, (4) actions or omissions of a party to this Agreement taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby and
   (5) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges, in each case taken with the prior approval of AmSouth or First American, as the case may be, in connection with the Merger, in each case in accordance with GAAP; or (b) would materially impair the ability of AmSouth or First American, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

      "Merger" has the meaning set forth in the Recitals.

      "Merger Sub" has the meaning set forth in the preamble to this Agreement.

      "Merger Sub Stock" has the meaning set forth in Section 3.0(b).

      "New Certificate" has the meaning set forth in Section 3.03(a).

      "NYSE" means the New York Stock Exchange, Inc.

      "Old Certificate" has the meaning set forth in Section 3.03(a).

      "Option Agreements" has the meaning set forth in the Recitals.

      "Pension Plan" has the meaning set forth in Section 5.03(n).

      "Person" means any individual, savings association, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.


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      "Plan" has the meaning set forth in Section 5.03(n).

      "Previously Disclosed" by a party means information set forth in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule so long as it is reasonably clear from the context of the disclosure that the disclosure in such other paragraph of its Disclosure
   Schedule is also applicable to the section of this Agreement in question.

      "Registration Statement" has the meaning set forth in Section 6.03(a).

      "Regulatory Authorities" has the meaning set forth in Section 5.03(j).

      "Regulatory Filings" has the meaning set forth in Section 5.03(h).

      "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

      "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first Person.

      "SEC" means the Securities and Exchange Commission.

      "Section 16 Information" means accurate information regarding the First American Insiders, the number of shares of First American Common Stock held or to be held by each such First American Insider expected to be exchanged for AmSouth Common Stock in the Merger, and the number and description of the options to purchase shares of First American Common Stock held by each such First American Insider and expected to be converted into options to purchase shares of AmSouth Common Stock in connection with the Merger.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

      "Share Increase" means (i) the amendment to the AmSouth Certificate to increase in the authorized number of shares of AmSouth Common Stock to 750,000,000 and (ii) the issuance of shares of AmSouth Common Stock pursuant to this Agreement.

      "Subsidiary" and "Significant Subsidiary" have the meaning ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

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      "Surviving Corporation" has the meaning set forth in the Recitals.

      "Takeover Laws" has the meaning set forth in Section 5.03(v).

      "Takeover Provisions" has the meaning set forth in Section 5.03(v).

      "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

      "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

      "TBCA" means the Tennessee Business Corporation Act.

      "Tennessee Secretary" means the Secretary of State of the State of Tennessee.

      1.02 Interpretation. (a) In this Agreement, unless the context otherwise requires, references:

      (1) to the Recitals, Sections, Exhibits or Schedules are to a Recital or Section of, or Exhibit or Schedule to, this Agreement;

      (2) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section;

      (3) to any Governmental Authority include any successor to that Governmental Authority; and

      (4) to this Agreement are to this Agreement, the Exhibits and Schedules to it, taken as a whole.

      (b) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

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      (c) Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation."

      (d) Whenever the words "herein" or "hereunder" are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section.

      (e) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other party.

      (f) No provision of this Agreement shall be construed to require AmSouth, First American or any of their respective Subsidiaries, affiliates or directors to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.


                                   ARTICLE II

                                   THE MERGER

      2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the TBCA, Merger Sub shall merge with and into First American at the Effective Time. First American shall be the surviving corporation in the Merger, and shall continue its corporate existence under the laws of the state of Tennessee. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

      2.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on the third business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to by the parties hereto (the "Closing Date").

      2.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the Closing, the parties shall acknowledge and file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the TBCA. The parties shall make all other filings or recordings required under the DGCL and the TBCA and the Merger shall become effective at such time as the later to occur of (i) the Certificate of Merger is duly filed with the Delaware Secretary and (ii) the Articles of Merger are filed in the office of the Tennessee Secretary, or at such subsequent date or time as AmSouth and First American shall agree and specify in the Certificate of Merger and the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

      2.04 Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the TBCA.

      2.05 Certificate of Incorporation and By-laws. (a) The First American By-Laws, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

      (b) The First American Certificate of Incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

      2.06 Board of Directors. At the Effective Time, the board of directors of AmSouth shall be comprised of the directors of AmSouth in office immediately prior to the Effective Time together with five additional members designated by First American, until their respective successors are duly elected and qualified.



                                   ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

      3.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of First American Stock or AmSouth Stock:

      (a) Conversion of First American Common Stock. Except as set forth in this
   Section 3.01(a), each share of First American Common Stock outstanding immediately prior to the Effective Time shall be converted into 1.871 (the "Exchange Ratio") fully paid and nonassessable shares of AmSouth Common Stock. As of the Effective Time, all shares of First American Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and from and after the Effective Time, certificates representing First American Common Stock immediately prior to the Effective Time shall be deemed for all purposes to represent the number of shares of AmSouth Common Stock into which they were converted pursuant to this Section 3.01(a).

      (b) AmSouth Common Stock. Each share of AmSouth Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

      (c) Conversion of Merger Sub Stock. The shares of stock of any class or series of Merger Sub Stock (the "Merger Sub Stock") issued and outstanding immediately prior to the Effective Time shall become shares of stock of the Surviving Corporation at the Effective Time having the same terms, rights and preferences.

      3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of First American Common Stock shall cease to be, and shall have no rights as, shareholders of First American, other than to receive any dividend or other distribution with respect to such First American Common Stock with a record date occurring prior to the Effective Date and the conversion rights provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of AmSouth or the Surviving Corporation of shares of First American Common Stock.

      3.03 Exchange Procedures. (a) At or prior to the Effective Time, AmSouth shall deposit, or shall cause to be deposited, with AmSouth's transfer agent or a depository or trust institution of recognized standing selected by First American and reasonably satisfactory to AmSouth (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of First American Common Stock ("Old Certificates") to be exchanged in accordance with this Article III, certificates representing the shares of AmSouth Common Stock ("New Certificates") to which the holders of the Old Certificates are entitled pursuant to this Agreement.

      (b) Promptly after the Effective Date, AmSouth shall send or cause to be sent to each former holder of record of shares of First American Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the New Certificates provided for in this Article III. AmSouth shall cause the New Certificates and/or any check in respect of dividends or distributions which such Person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of AmSouth Common Stock (or indemnity reasonably satisfactory to AmSouth and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in respect of dividends or distributions which any such Person shall be entitled to receive pursuant to this Article III upon such delivery.

      (c) Neither the Exchange Agent nor any party hereto shall be liable to any former holder of First American Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (d) From and after the 30th day following the Effective Date, no dividends or other distributions with respect to AmSouth Common Stock with a record date occurring after the Effective Date shall be paid in respect of any unsurrendered Old Certificate representing shares of AmSouth Common Stock converted in the Merger into the right to receive shares of AmSouth Common Stock. Upon surrender of Old Certificates (or indemnity reasonably satisfactory to AmSouth and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) in accordance with this

Section 3.03, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of AmSouth Common Stock such holder had the right to receive upon surrender of Old Certificates (or delivery of such indemnity).

      (e) Notwithstanding any other provision hereof, no fractional shares of AmSouth Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, AmSouth shall pay to each holder of First American Common Stock who would otherwise be entitled to a fractional share of AmSouth Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last reported sale prices of AmSouth Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

      3.04 Anti-Dilution Provisions. If AmSouth changes (or establishes a record date for changing) the number or kind of shares of AmSouth Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding AmSouth Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

      3.05 Stock Options. At the Effective Time, all employee and director stock options to purchase shares of First American Common Stock (each, a "First American Stock Option"), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of First American Common Stock and shall be converted automatically into options to purchase shares of AmSouth Common Stock, (each, an "AmSouth Stock Option") and AmSouth shall assume each such First American Stock Option subject to the terms thereof, including but not limited to the accelerated vesting of such options which shall occur in connection with and by virtue of the transactions contemplated hereby as and to the extent required by the plans and agreements governing such First American Stock Options; provided, however, that from and after the Effective Time, (1) the number of shares of AmSouth Common Stock purchasable upon exercise of such First American Stock Option shall be equal to the number of shares of First American Common Stock that were purchasable under such First American Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share, and (2) the per share exercise price under each such First American Stock Option shall be adjusted by dividing the per share exercise price of each such First American Stock Option by the Exchange Ratio, and rounding down to the nearest cent. The terms of each First American Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transactions with respect to AmSouth Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, each First American Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded down to the nearest cent. At or prior to the Effective Time, AmSouth shall take all corporate action necessary to reserve for issuance a sufficient number of shares of AmSouth Common Stock for delivery upon exercise of First American Stock Options assumed by it in accordance with this Section 3.05. As soon as practicable after the Effective Time, AmSouth shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms) with respect to the AmSouth Common Stock subject to First American Stock Options converted hereunder.


                                   ARTICLE IV

                       CONDUCT OF BUSINESS PENDING MERGER

      4.01 Forebearances. Each of AmSouth and First American agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld), it will not, and will cause each of its Subsidiaries not to:

      (a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or the Option Agreements or to consummate the transactions contemplated hereby and thereby.

      (b) Capital Stock. Other than pursuant to the Share Increase or to Rights Previously Disclosed and outstanding on the date hereof, (1) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge or authorize or propose the creation of, any additional shares of its stock or any Rights (except in connection with acquisitions permitted under Section 4.01(g)), (2) enter into any agreement with respect to the foregoing or (3) permit any additional shares of its stock to become subject to new grants, except in the ordinary course of business, of employee or director stock options, other Rights or similar stock-based employee rights.

      (c) Dividends, Etc. (1) Make, declare, pay or set aside for payment any dividend (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (B) regular quarterly dividends on its common stock at a rate equal to the rate paid by it during the fiscal quarter immediately preceding the date hereof (but including any increases in such dividends as are consistent with past practice in the ordinary course of business) on or in respect of, or declare or make any distribution on any shares of its stock or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

      (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees or those of its Subsidiaries, or release or otherwise terminate the employment of any employee, except in the ordinary course of business, or terminate the employment of any employee who is covered by a change in control agreement except for cause as defined in such agreement, or hire any new employees above the rank of vice president, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except
   (1) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (2) for other changes that are required by applicable law and (3) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

      (e) Benefit Plans. Enter into, establish, adopt or materially amend (except (1) as may be required by applicable law or (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any of its directors, officers or employees or those of its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

      (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

      (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

      (h) Constituent Documents. Amend its Constituent Documents or the Constituent Documents (or similar governing documents) of any of its

   Subsidiaries, except that AmSouth will amend the AmSouth Certificate to permit the Share Increase.

      (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

      (j) Contracts. (i) Enter into, renew or terminate, or make any payment not then required under, any contract or agreement, other than loans and other transactions made in the ordinary course of the banking business, that calls for aggregate annual payments of $2,000,000 or more and which is not terminable on 60 days or less notice without payment of a premium penalty and
   (ii) enter into any contract or agreement pertaining to the use of the name "First American" or any derivative thereof unless such contract or agreement provides that the name "AmSouth" can be substituted therefor or that such contract or agreement can be canceled by First American or its successor without any appreciable penalty.

      (k) Claims. Other than in the ordinary course of business, settle any claim, action or proceeding against it, except for any claim, action or proceeding in an amount or for such consideration, individually or in the aggregate for all such settlements, that is not material to it and its Subsidiaries, taken as a whole, and would not impose any material restriction on the business of the Surviving Corporation or create precedent for claims that are reasonably likely to be material to it and its Subsidiaries, taken as a whole.

      (l) Adverse Actions. Notwithstanding anything herein to the contrary, (1) take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or qualifying for pooling-of-interests accounting treatment or (2) take any action that is reasonably likely to result in (A) any of the conditions to the Merger set forth in Article VII not being satisfied or (B) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

      (m) Capital Expenditures. Other than in the ordinary course of business, make any capital expenditures in excess of (A) $2,000,000 per project or related series of projects or (B) $8,000,000 in the aggregate.

      (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

      (o) Commitments. Agree or commit to do any of the foregoing.

      4.02 Coordination of Dividends. Until the Effective Time, each of AmSouth and First American shall coordinate with the other the declaration of any dividends or other distributions with respect to the AmSouth Common Stock and the First

American Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of AmSouth Common Stock or First American Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of AmSouth Common Stock or First American Common Stock (including any shares of AmSouth Common Stock received in exchange therefor in the Merger), as the case may be.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

      5.01 Disclosure Schedules. On or prior to the date hereof, AmSouth has delivered to First American a schedule and First American has delivered to AmSouth a schedule (respectively, each schedule a "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV; provided, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item was required to be disclosed therein.

      5.02 Standard. For all purposes of this Agreement, no representation or warranty of First American or AmSouth contained in Section 5.03 (other than the representations and warranties contained in Section 5.03(b) and 5.03(c)) shall be deemed untrue and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 (read for this purpose without regard to any individual reference to "materiality" or "material adverse effect" set forth therein) has had or is reasonably likely to have a Material Adverse Effect with respect to First American or AmSouth, as the case may be.

      5.03 Representations and Warranties. Except as Previously Disclosed, First American hereby represents and warrants to AmSouth, and AmSouth hereby represents and warrants to First American, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

      (a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

      (b) First American Stock. In the case of First American:

            The authorized capital stock of First American consists of 200,000,000 shares of First American Common Stock and 2,500,000 shares of First American Preferred Stock. As of the date hereof, no more than 116,835,000 shares of First American Common Stock were issued and outstanding. As of the date hereof, 1,250,000 shares of Preferred Stock were reserved for issuance in connection with the rights (the "First American Rights") to purchase shares of First American Series A Preferred Stock, issued pursuant to the Rights Agreement, dated as of July 16, 1998, by and between First American and First Chicago Trust Company of New York, as Rights Agent (the "First American Rights Agreement"). As of the date hereof, 5,741,852 shares of First American Common Stock were subject to First American Stock Options under the First American Stock Plans. As of the date hereof, there were 16,833,822 shares of First American Common Stock reserved for issuance under the First American Stock Plans. The outstanding shares of First American Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above, as of the date hereof, there are no shares of First American Stock authorized and reserved for issuance, First American does not have any Rights outstanding with respect to First American Stock, and First American does not have any commitment to authorize, issue or sell any First American Stock or Rights, except pursuant to this Agreement, outstanding First American Stock Options, the First American Option and the First American Stock Plans.

      (c) AmSouth Stock. In the case of AmSouth:

            The authorized capital stock of AmSouth consists of 350,000,000 shares of AmSouth Common Stock and 2,000,000 shares of AmSouth Preferred Stock. As of the date hereof, no more than 176,006,233 shares of AmSouth Common Stock and no shares of AmSouth Preferred Stock were outstanding and no more than 26,381,394 shares of AmSouth Common Stock were held by AmSouth in its treasury. As of the date hereof, 3,629,229 shares of AmSouth Common Stock were subject to AmSouth Stock Options granted under the AmSouth Stock Plans. As of the date hereof, there were 15,100,296 shares of AmSouth Common Stock reserved for issuance under the AmSouth Stock Plans. The outstanding shares of AmSouth Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above, as of the date hereof, there are no shares of AmSouth Stock authorized and reserved for issuance, AmSouth does not have any Rights issued or outstanding with respect to AmSouth Stock, and AmSouth does not have any commitment to authorize, issue or sell any AmSouth Stock or Rights, except pursuant to this Agreement, outstanding AmSouth Stock Options, the AmSouth Option and the AmSouth Stock Plans.

      (d) Significant Subsidiaries. (1)(A) It owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries, (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Significant Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. ss. 55 or comparable state laws) and are owned by it or its Subsidiaries free and clear of any Liens.

      (2) Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. In the case of AmSouth, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and all of its outstanding capital stock is owned directly or indirectly by AmSouth. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has conducted its operations only as contemplated hereby and has engaged in no other business activities other than as contemplated hereby.

      (e) Corporate Power. It and each of its Significant Subsidiaries (and, in the case of AmSouth, Merger Sub) has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Option Agreements and to consummate the transactions contemplated hereby and thereby.

      (f) Corporate Authority. (1) Subject to receipt of the stockholder approval described in Section 5.03(f)(2), in the case of AmSouth, and in
   Section 5.03(f)(3), in the case of First American, this Agreement, the Option Agreements and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

      (2) In the case of AmSouth, the affirmative vote of a majority of the holders of the outstanding shares of AmSouth Stock to approve the Share Increase is the only vote of the holders of any class or series of AmSouth's capital stock necessary to approve and adopt this Agreement, the Option Agreements and the transactions contemplated hereby and thereby.

      (3) In the case of First American, the affirmative vote of the holders of a majority of the outstanding shares of First American Common Stock to adopt this Agreement is the only vote of the holders of any class or series of First American's capital stock necessary to approve and adopt this Agreement, the Option Agreements and the transactions contemplated hereby and thereby.

      (g) Regulatory Approvals; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement and the Option Agreements or to consummate the Merger except for
   (A) filings and approvals of applications with and by federal and state banking authorities, (B) filings with the SEC and state securities authorities, (C) the applicable stockholder approval described in Section 5.03(f), (D) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA and the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and (E) such filings with applicable securities exchanges to obtain the authorizations for listing contemplated by this Agreement.

      (2) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Constituent Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

      (h) Financial Reports and Regulatory Documents; Material Adverse Effect.
   (1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1997 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 1996 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC, in the form filed (collectively, its "Regulatory Filings") with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules thereto) fairly presented in all material respects its financial position and that of its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

      (2) Since December 31, 1998, it and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

      (3) Since December 31, 1998, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

      (i) Litigation. Except as Previously Disclosed or set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, there is no suit, action or proceeding pending or, to the knowledge of it, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, is (1) material to it and its Subsidiaries, taken as a whole, or (2) that is reasonably likely to prevent or delay it in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

      (j) Regulatory Matters. (1) Neither it nor any of its Subsidiaries is a party to or is subject to any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

      (2) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such written order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

      (k) Compliance with Laws. It and each of its Subsidiaries:

      (i) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

      (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened; and

      (iii) has received, since December 31, 1998, no written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization.

      (l) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its Regulatory Filings, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral)
   (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts the conduct of business by it or any of its Subsidiaries. Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

      (m) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Donaldson, Lufkin & Jenrette Securities Corporation, in the case of AmSouth, and a Previously Disclosed fee to be paid to Merrill Lynch, Pierce, Fenner and Smith Incorporated, in the case of First American.

      (n)  Employee Benefit Plans.

      (1) All material benefit and compensation plans, contracts, policies or arrangements covering its current employees or former employees and those of its Subsidiaries (its "Employees") and its current or former directors, including, but not limited to, "employee benefit plans" within the meaning of
   Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (its "Benefit Plans"), are Previously Disclosed. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto, have been made available to the other party hereto.

      (2) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering its Employees (its "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each of its Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and it is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of First American or AmSouth, as the case may be, threatened litigation relating to its Plans. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Plans that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

      (3) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof or will be required to be filed solely as a result of the transactions contemplated by this Agreement.

      (4) All contributions required to be made under the terms of any of its Plans have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings. None of its Pension Plans or any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

      (5) Under each of its Pension Plans which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in its Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

      (6) Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any of its Benefit Plans. It or its Subsidiaries may amend or terminate any of its Benefit Plans at any time without incurring any liability thereunder.

      (7) Neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated by this Agreement, the termination of the employment of any of its employees within a specified time of the Effective Time, nor any other action taken or failed to be taken by it prior to the execution of this Agreement will (w) limit its right, in its sole discretion, to administer or amend in any respect or terminate any of its Benefit Plans or any related trust, (x) entitle any of its employees or any employees of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Plans or (z) result in any breach or violation of, or a default under, any of its Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement (including, without limitation, as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) neither it nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

      (o) Labor Matters. Neither it nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor to its knowledge is there any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

      (p) Environmental Matters. To its knowledge, neither its conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To its knowledge, no property on which it or any of its Subsidiaries holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither it nor any of its Subsidiaries has received any written notice from any person or entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from, any such property.

      (q) Tax Matters. (1) (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full, (C) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (G) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its Taxes or those of its Subsidiaries. It has made available to the other party hereto true and correct copies of the U.S. federal income Tax Returns filed by it and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1998.

   It has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed prior to the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed prior to the date hereof. Neither it nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group over which it is or was the common parent) or otherwise has any liability for the Taxes of any person (other than its own Taxes and those of its Subsidiaries). As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

      (2) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

      (r) Derivative Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for its own account, or for the account of one or more of its Subsidiaries or their customers, if any, were entered into
   (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of such party or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither it nor its Subsidiaries, nor to its knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

      (s) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

      (t) Insurance. It has made available to the other party hereto all of the insurance policies, binders, or bonds maintained by it or its Subsidiaries (its "Insurance Policies"). It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All of its

   Insurance Policies are in full force and effect; it and its Subsidiaries are not in material default thereunder; and all claims thereunder for which a basis is known, or reasonably should be known, by it have been filed in due and timely fashion.

      (u) Accounting Treatment. As of the date hereof, to its knowledge, there is no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

      (v) Takeover Laws and Provisions. It has taken all action required to be taken by it in order to exempt this Agreement and the AmSouth Option or the First American Option, as applicable, and the transactions contemplated hereby and thereby from, and this Agreement, the AmSouth Option or the First American Option, as applicable, and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"), including, without limitation, the State of Delaware, in the case of AmSouth, and the State of Tennessee, in the case of First American. It has taken all action required to be taken by it in order to make this Agreement and the AmSouth Option or the First American Option, as applicable, and the transactions contemplated hereby and thereby comply with, and this Agreement, the AmSouth Option or the First American Option, as applicable, and the transactions contemplated hereby and thereby comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning "business combinations", "fair priced", "voting requirements", "constituency requirements" or other related provisions (collectively, "Takeover Provisions"), including, without limitation, Articles X, XI and XII of the First American Charter, in the case of First American, and Section VIII of the AmSouth Certificate, in the case of AmSouth.

      (w) Rights Agreements. It has taken all action necessary such that (1) the AmSouth Rights or the First American Rights, as the case may be, will not become separable, distributable, unredeemable or exercisable as a result of the approval, execution or delivery of this Agreement or the Option Agreements or the consummation of the transactions contemplated hereby or thereby and (2) in the case of First American, the First American Rights will no longer be exercisable, and the First American Rights Agreement will terminate, upon consummation of the Merger.

      (x) Year 2000. To its knowledge, the mission critical computer software operated by it and/or any of its Subsidiaries is currently capable of providing, or is being adapted to provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same functionality as such mission critical software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. To its knowledge, the costs of adaptations referred to in this clause will not have a Material Adverse Effect with respect to it. Neither it nor any of its Subsidiaries has received, nor to its knowledge are there facts that would reasonably be expected to form the basis for the issuance of, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulatory Letter No. SR 98-3 (SUP), dated March 4, 1998) or similar notice from any state banking authority. It has made available to the other party hereto a complete and accurate copy of its and its Subsidiaries' plan, including an estimate of anticipated associated costs, for addressing the issues set forth in the Year 2000 guidance papers issued by the Federal Financial Institutions Examination Council, including the statements dated May 5, 1997, entitled "Year 2000 Project Management Awareness," December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," and October 14, 1998, entitled "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness," as such issues affect any of it or its Subsidiaries. Between the date of this Agreement and the Effective Time, it shall use commercially reasonable and practicable efforts to implement such plan.


                                   ARTICLE VI

                                    COVENANTS

      6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of AmSouth and First American agrees to use its respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

      6.02 Stockholder Approvals. (a) Each of AmSouth and First American agrees to take in accordance with applicable law and its respective Constituent Documents all action necessary to convene a meeting of its respective stockholders (including any adjournment or postponement, the "AmSouth Meeting" and the "First American Meeting", respectively), as promptly as practicable, to consider and vote upon the Share Increase and the adoption and approval of this Agreement, respectively, as well as any other matters required to be approved by such entity's stockholders for consummation of the Merger.

      (b) The board of directors of First American has adopted resolutions recommending to the stockholders of First American adoption of this Agreement and the other matters required to be approved or adopted in order to carry out the intentions of this Agreement. The board of directors of AmSouth has adopted resolutions recommending to the shareholders of AmSouth the adoption and the approval of the Share Increase. Such boards of directors shall at all times continue such recommendations in effect without qualification and shall use, and cause AmSouth and First American, respectively, to use reasonable best efforts to obtain such adoption (it being understood and agreed that the obligations under this sentence shall not be altered by the commencement, proposal, disclosure or communication of any Acquisition Proposal).

      6.03 Registration Statement and Joint Proxy Statement. (a) The parties agree jointly to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by AmSouth with the SEC in connection with the issuance of AmSouth Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of AmSouth and First American constituting a part thereof (the "Joint Proxy Statement") and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement; and provided that both parties and their respective Subsidiaries have cooperated as required above, AmSouth and First American agree to file the Joint Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and AmSouth agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Joint Proxy Statement are resolved. Each of AmSouth and First American agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. AmSouth also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. First American agrees to furnish to AmSouth all information concerning First American, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

      (b) Each of AmSouth and First American agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the AmSouth Meeting or the First American Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of AmSouth and First American further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement or the Registration Statement.

      (c) AmSouth agrees to advise First American, promptly after AmSouth receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of AmSouth Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

      6.04 Press Releases. AmSouth and First American shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NYSE. AmSouth and First American shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

      6.05 Access; Information. (a) Each of AmSouth and First American agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party, and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request.

      (b) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information
(1) was already known to such party, (2) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. If this Agreement is terminated or the transactions contemplated by this

Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party.

      (c) No investigation by either party of the business and affairs of the other party, pursuant to this Section 6.05 or otherwise, shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

      6.06 Acquisition Proposals. Each of AmSouth and First American agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any Person relating to, any Acquisition Proposal or waive any provision of or amend the terms of the AmSouth Rights Agreement or the First American Rights Agreement, respectively, in respect of an Acquisition Proposal. Each of AmSouth and First American shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any Persons other than First American or AmSouth, as the case may be, with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Each of AmSouth and First American shall promptly (within 24 hours) advise the other party following the receipt by AmSouth or First American, as the case may be, of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and shall keep such other party apprised of any developments in respect thereof on a current basis.

      6.07 Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, (i) AmSouth shall deliver to First American a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the AmSouth Meeting, deemed to be an "affiliate" of AmSouth (each, a "AmSouth Affiliate"), as that term is used in SEC Accounting Series Releases 130 and 135; and (ii) First American shall deliver to AmSouth a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the First American Meeting, deemed to be an "affiliate" of First American (each, an "First American Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

      (b) Each of AmSouth and First American shall use its respective reasonable best efforts to cause each Person who may be deemed to be a AmSouth Affiliate or a First American Affiliate to execute and deliver to AmSouth and First American on or before the date of mailing of the Joint Proxy Statement an agreement in substantially the form attached hereto as Exhibit C or Exhibit D, respectively.

      (c) AmSouth shall use its best efforts to publish as promptly as reasonably practicable, but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

      6.08 Takeover Laws and Provisions. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Option Agreements to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Option Agreements not to comply with any Takeover Provisions and each of them shall take all necessary steps within its control to make the transactions contemplated by this Agreement or the Options Agreements comply with (or continue to comply with) the Takeover Provisions.

      6.09 NYSE Listing. AmSouth shall use commercially reasonable efforts to cause the outstanding shares of AmSouth Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Effective Date.

      6.10 Regulatory Applications. (a) AmSouth and First American and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and First American shall make all necessary regulatory filings as soon as practicable. Each of AmSouth and First American shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

      (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority.

      6.11 Indemnification. (a) Following the Effective Date, AmSouth shall indemnify, defend and hold harmless the present and former directors and officers of First American and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent that First American and its Subsidiaries are permitted to indemnify (and advance expenses to) their respective directors and officers under the laws of their respective jurisdictions of incorporation and their respective Constituent Documents.

      (b) For a period of six years from the Effective Time, AmSouth shall use its reasonable best efforts to provide director's and officer's liability insurance that serves to reimburse the present and former officers and directors of First American or any of their respective Subsidiaries (determined as of the Effective Time) (as opposed to First American or such Subsidiary) with respect to claims against such directors and officers arising from facts or events occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by First American; provided, however, that no event shall AmSouth be required to expend more than 200 percent of the current amount expended by First American (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if AmSouth is unable to maintain or obtain the insurance called for by this Section 6.11(b), AmSouth shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of First American or any Subsidiary may be required to make application and provide customary representations and warranties to AmSouth's insurance carrier for the purpose of obtaining such insurance.

      (c) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify AmSouth thereof; provided that the failure so to notify shall not affect the obligations of AmSouth under Section 6.11(a) unless and to the extent that AmSouth is actually and materially prejudiced as a result of such failure.

      (d) If AmSouth or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, AmSouth shall cause proper provision to be made so that the successors and assigns of AmSouth shall assume the obligations set forth in this Section 6.11.

      (e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      6.12 Benefit Plans. (a) The Surviving Company shall, from and after the Effective Time, (i) comply with the Benefit Plans of First American (the "First American Benefit Plans") in accordance with their terms, (ii) provide employees of First American who remain as employees of the Surviving Corporation with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of AmSouth, (iii) provide employees of First American who remain as employees of the Surviving Corporation credit for years of service with First American or any of its Subsidiaries prior to the Effective Time for the purpose of eligibility, vesting and benefit accruals (other than benefit accruals under a defined benefit pension plan), (iv) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable First American Benefit Plans) and eligibility waiting periods under group health plans of AmSouth to be waived with respect to employees of First American who remain as employees of AmSouth or its Subsidiaries (and their eligible dependents) and (v) cause to be credited any deductibles or out-of-pocket expenses incurred by employees of First American and their beneficiaries and dependents during the portion of the calendar year prior to their participation in AmSouth Benefit Plans with the objective that there be no double counting during the year in which the Effective Date occurs of such deductibles or out-of-pocket expenses. AmSouth, First American and the Surviving Corporation agree to honor, or to cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of First American and its Subsidiaries, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event); it being understood and agreed to by the parties hereto that the transactions contemplated by this Agreement shall constitute a "change in control" for purposes of all First American Benefit Plans.

      (b) AmSouth, First American and the Surviving Corporation agree to take, or to cause to be taken, the actions necessary to effectuate the items set forth on Section 6.12 of the First American Disclosure Schedule and further agree that no such actions shall be considered to be a violation of any other provision of this Agreement. Section 6.12 of the First American Disclosure Schedule shall be deemed incorporated into this Agreement.

      6.13 Share Repurchase Programs. AmSouth shall rescind and terminate its share repurchase program currently in effect. After the date hereof, First American shall purchase no more than 4,000,000 shares of its Common Stock under any share repurchase program currently in effect or adopted after the date hereof.

      6.14 Notification of Certain Matters. Each of AmSouth and First American shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

      6.15 Rights Agreements. Each of AmSouth and First American agrees that it shall maintain the AmSouth Rights Agreement and the First American Rights Agreement, respectively, as amended pursuant to Section 5.03(w), and shall not redeem the rights issued pursuant to such agreement or modify such agreement, except as required to consummate the Merger and fulfill its obligations pursuant to this Agreement, the Option Agreements and the transactions contemplated hereby and thereby; provided that if AmSouth or First American redeems the AmSouth Rights or the First American Rights, as the case may be, in order to consummate the Merger or fulfill its obligations under this Agreement, the Option Agreements or the transactions contemplated hereby or thereby, AmSouth or First American shall simultaneously approve and adopt a new rights plan with terms substantially the same as those of the AmSouth Rights Agreement. First American agrees that it will not take any action declaring AmSouth to be, or be treated as, an "adverse person" for purposes of the First American Rights Agreement.

      6.16 Foundation. At and after the Effective Time, AmSouth shall maintain First American's charitable commitment to its communities through the First American charitable foundation. The parties agree that, at and after the Effective Time, the by-laws of the First American charitable foundation shall be amended to be substantially in the form that First American has Previously Disclosed to AmSouth.

      6.17 Exemption from Liability Under Section 16(b). Assuming that First American delivers to AmSouth the Section 16 information in a timely fashion prior to the Effective Time, the Board of Directors of AmSouth, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the First American Insiders of AmSouth Common Stock in exchange for shares of First American Common Stock, and of options to purchase shares of AmSouth Common Stock upon conversion of options to purchase shares of First American Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are approved by such Board of Directors or by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act, such that any such receipt shall be so exempt.

      6.18 Amendment to the AmSouth Certificate. AmSouth will file an amendment to the AmSouth Certificate in accordance with Section 242 of the DGCL effecting the Share Increase upon the approval of the AmSouth stockholders of the Share Increase.



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



                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

      7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of AmSouth and First American to consummate the Merger is subject to the fulfillment or written waiver by AmSouth and First American prior to the Effective Time of each of the following conditions:

      (a) Stockholder Approvals. This Agreement shall have been duly approved by the requisite vote of the stockholders of First American, and the Share Increase shall have been adopted and approved by the shareholders of AmSouth.

      (b) Regulatory Approvals. Any consents, waivers, clearances, approvals and authorizations of Governmental Authorities that are necessary to permit consummation of the Merger (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on such approval that would, after the Effective Time, have a Material Adverse Effect on AmSouth and its Subsidiaries or First American and its Subsidiaries.

      (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger.

      (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

      (e) Listing. The shares of AmSouth Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

      (f) Pooling-of-Interests. Each of AmSouth and First American shall have received a letter from its respective independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory to AmSouth and First American, respectively, to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

      (g) AmSouth Certificate. The amendment to the AmSouth Certificate effecting the Share Increase shall have become effective.

      7.02 Conditions to Obligation of First American. The obligation of First American to consummate the Merger is also subject to the fulfillment or written waiver by First American prior to the Effective Time of each of the following conditions:

      (a) Representations and Warranties. The representations and warranties of AmSouth and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. First American shall have received a certificate signed on behalf of AmSouth by the Chief Executive Officer and Chief Financial Officer of AmSouth to the foregoing effect.

      (b) Performance of Obligations of AmSouth. AmSouth shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and First American shall have received a certificate, dated the Effective Date, signed on behalf of AmSouth by the Chief Executive Officer and the Chief Financial Officer of AmSouth to such effect.

      (c) Opinion of First American's Counsel. First American shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to First American, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (2) AmSouth, First American and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (3) no gain or loss will be recognized by shareholders of First American who receive solely shares of AmSouth Common Stock in exchange for all of their First American Common Stock, except with respect to cash received in lieu of a fractional share interest in AmSouth Common Stock.

      7.03 Conditions to Obligation of AmSouth. The obligation of AmSouth to consummate the Merger is also subject to the fulfillment, or written waiver by AmSouth, prior to the Effective Time of each of the following conditions:

      (a) Representations and Warranties. The representations and warranties of First American set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. AmSouth shall have received a certificate signed on behalf of First American by the Chief Executive Officer and Chief Financial Officer of First American to the foregoing effect.

      (b) Performance of Obligations of First American. First American shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and AmSouth shall have received a certificate, dated the Effective Date, signed on behalf of First American by the Chief Executive Officer and the Chief Financial Officer of First American to such effect.

      (c) Opinion of AmSouth's Counsel. AmSouth shall have received an opinion of Sullivan & Cromwell, counsel to AmSouth, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (2) AmSouth, Merger Sub and First American will each be a party to that reorganization within the meaning of Section 368(b) of the Code.


                                  ARTICLE VIII

                                   TERMINATION

      8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

      (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of AmSouth and First American, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

      (b) Breach. At any time prior to the Effective Time, by AmSouth or First American, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach, provided that any such breach under clause (1) or (2) would entitle the non-breaching party not to consummate the Merger under Article VII hereof.

      (c) Delay. At any time prior to the Effective Time, by AmSouth or First American, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by February 15, 2000, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c), which action or inaction is in violation of its obligations under this Agreement.

      (d) No Approval. By First American or AmSouth, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the

   Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.

      (e) Stock Option Agreements. By AmSouth in the event that First American has not executed and delivered the First American Stock Option Agreement on the day after the date hereof; and by First American in the event that AmSouth has not executed and delivered the AmSouth Stock Option Agreement on the day after the date hereof.

      8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to the other party hereto except as set forth below and except that termination will not relieve a breaching party from liability for any breach of this Agreement giving rise to such termination and except that Sections 6.05, 8.02 and Section
9.05 shall survive any termination of this Agreement.


                                   ARTICLE IX

                                  MISCELLANEOUS

      9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Section
6.11 and this Article IX which shall survive the Effective Time).

      9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefitted by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that (1) after the First American Meeting, this Agreement may not be amended if it would violate Tennessee law and (2) after the AmSouth Meeting, this Agreement may not be amended if it would violate Delaware law.

      9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

      9.04 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

      9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC fees shall be shared equally between First American and AmSouth.

      9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

      If to AmSouth, to:

           AmSouth Bank Law Department
           1901 Sixth Avenue North
           9th Floor AmSouth-Harbert Plaza
           Birmingham, Alabama 35203
           Attention: Stephen A. Yoder, Esq.
           Facsimile: (205) 583-4497

      With a copy to:

           H. Rodgin Cohen, Esq.
           Sullivan & Cromwell
           125 Broad Street
           New York, New York 10004
           Facsimile: (212) 558-3588

      If to First American, to:

           First American Corporation
           First American Center
           Attention: Mary Neil Price, Esq.
           Facsimile: (615) 736-6735

      With a copy to:

           Edward D. Herlihy, Esq.
           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10019
           Facsimile: (212) 403-2000

      9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement or the Option Agreements. Except for Section 6.11 and as specifically provided in Schedule 6.12 of the First American Disclosure Schedule, nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      9.08 Severability. Except to the extent that application of this Section
9.08 would have a Material Adverse Effect on any party or the Surviving Corporation, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      9.09 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, the parties may mutually agree to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall
(1) not change the amount or form of consideration to be received by the shareholders of First American and the holders of First American Stock Options,
(2) be capable of consummation in as timely a manner as the structure contemplated herein and (3) not otherwise be prejudicial to the interests of the stockholders of either party. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

      9.10 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                             *          *          *

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                            AMSOUTH BANCORPORATION


                                            By: /s/ C. Dowd Ritter
                                               ---------------------------------
                                               Name:  C. Dowd Ritter
                                               Title: Chairman, President
                                                      and Chief Executive
                                                      Officer


                                            ALPHA/FOXTROT ACQUISITION CORP.


                                            By:  /s/ Stephen A. Yoder
                                               ---------------------------------
                                               Name:  Stephen A. Yoder
                                               Title: Executive Vice President
                                                      and General Counsel


                                            FIRST AMERICAN CORPORATION


                                            By:  /s/ Dennis C. Bottorff
                                               ---------------------------------
                                               Name:  Dennis C. Bottorff
                                               Title: Chairman, Chief Executive
                                                      Officer, and Director